                                  SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   INSCI Corp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
    (5) Total Fee Paid:
--------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
    (3) Filing Party:
--------------------------------------------------------------------------------
    (4) Date Filed:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   INSCI Corp
--------------------------------------------------------------------------------

                          Two Westborough Business Park
                        Westborough, Massachusetts 01581
                                 (508) 870-4000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 9, 1999

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INSCI Corp (the "Company") will be held at the Company's headquarters at Two Westborough Business Park, Westborough, MA 01581, on November 9, 1999, at 11:00 AM (the "Meeting"), for the following purposes:

     (1) To elect six (6) Directors to serve for the ensuing year or until their successors are elected and have been qualified.

     (2) To approve an amendment to the Articles of Incorporation to change the name of the Company to insci-statements.com,corp

     (3) To ratify the appointment of Pannell Kerr Forster PC as the independent public accountants for the Company's fiscal year ended March 31, 1999.

     (4) To ratify and approve the Board of Directors' resolution to increase the authorized number of stock options under the Company's 1997 Equity Incentive Plan from 3,000,000 shares to 4,000,000 shares

     (5) Such other business as may be properly brought before the meeting or any adjournments thereof.

         Only those shareholders who were shareholders of record at the close of business on September 22, 1999 will be entitled to notice of, and to vote at the Meeting or any adjournment thereof. If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, the shares will not be voted. Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by the proxy card will be voted as recommended by the Board of Directors. The Company's Board of Directors solicits proxies so each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

September 22, 1999                   BY ORDER OF THE BOARD OF DIRECTORS
Westborough, MA
                                     /s/ DR. E. TED PRINCE
                                     ---------------------
                                     Dr. E. Ted Prince
                                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------
                                   INSCI Corp
--------------------------------------------------------------------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 9, 1999

         This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of INSCI Corp ("INSCI" or the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's headquarters at Two Westborough Business Park, Westborough, MA 01581, on November 9, 1999, at 11:00 AM, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are encouraged to attend the Annual Meeting. Your proxy is requested, however, whether or not you attend in order to assure maximum participation and to expedite the proceedings.

         At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. You may revoke your proxy at any time prior to its being voted at the Annual Meeting by delivering a new duly executed proxy with a later date or by delivering written notice of revocation to the Secretary of the Company prior to the day of the Annual Meeting, or by appearing and voting in person at the Annual Meeting. It is anticipated that this Proxy Statement and accompanying proxy will first be mailed to the Company's stockholders on or about October 8, 1999. The Company's 1999 Annual Report to its stockholders on Form 10-KSB, filed electronically (EDGAR System) with the Securities and Exchange Commission on June 28, 1999, is also enclosed and should be read in conjunction with the matters set forth herein. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. No solicitation is planned beyond the mailing of this proxy material to stockholders.

         Abstentions and broker non-votes will be counted toward determining whether a quorum is present.

         The principal executive offices of the Company are located at Two Westborough Business Park, Westborough, MA 01581. The telephone number is (508) 870-4000.

OUTSTANDING SHARES AND VOTING RIGHTS

         The only security entitled to vote at the Annual Meeting is the Company's Common Stock. The Board of Directors, pursuant to the Bylaws of the Company has fixed September 22, 1999 at the close of business, as the record date of the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. At September 20, 1999, there were 9,463,109 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote at the Annual Meeting. A majority of the shares of Common Stock outstanding and entitled to vote which are represented at the Annual Meeting, in person or by proxy, will constitute a quorum. In accordance with the Bylaws of the Company, provided a quorum (majority) of issued and outstanding shares entitled to vote are present in person or by proxy, a majority vote in favor of a proposal is required for approval of an agenda item.

PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors of the Company proposes that the Company's current directors standing for re-election be elected as directors and serve until the next Annual Meeting of the Stockholders and continuing until their successors are elected and qualified. Unless authority is withheld on the proxy it is the intention of the proxy holder to vote for the directors standing for election named below.

         Certain information concerning the directors and executive officers of the Company is set forth in the following table and in the paragraphs following. Information regarding each such director's and executive officer's ownership of voting securities of the Company appears as "Securities Ownership of Certain Beneficial Owners and Management" below.


                                   CURRENT POSITION                    DIRECTOR
NAME                               WITH COMPANY                         SINCE
----                               ---------------------                -----

Dr. E. Ted Prince                 Chief Executive Officer,
                                    Director                             1995
Francis X. Murphy                 Director                               1995
Robert Little                     Director                               1998
Thomas Farkas                     Director                               1998
Darryl R. Dobin                   President                              1998
John A. Lopiano                   Director                               1998

DIRECTORS STANDING FOR ELECTION

         DR. E. TED PRINCE, age 52, was appointed President and Chief Executive Officer of the Company in June 1995. He was elected Chairman of the Board of Directors in August of 1995 and appointed and served as Chief Financial and Accounting Officer on an interim basis in May 1996 through July 1996. Dr. Prince has been President of several software and consulting companies. Dr. Prince currently serves and has served as a Director for several software companies and has a degree in Political Science from The University of New South Wales (Australia) and a Master and Ph.D. degree from Monash University in Australia.

         FRANCIS X. MURPHY, age 51, was elected a Director of the Company in September 1995. He is the founder of Emerging Technology Ventures, Inc. and has served as President and Chief Executive Officer from its inception in September 1994. From February 1994 through September 1994 Mr. Murphy was the President and Chief Operating Officer of Cryo-Cell International, Inc., a Research and Development stage medical products public company. From 1991 through 1994, he served as President and Chief Operating Officer of Creative Socio-Medics Corp., a wholly owned subsidiary of Advanced Computer Techniques, a provider of technology to the health care industry. Mr. Murphy also serves as a member of the Company's Audit and Compensation Committees. He holds both a Bachelors of Arts and Masters of Business Administration in Corporate Finance from Adelphi University.

         ROBERT F. LITTLE , age 82, was appointed as a Director of the Company in June, 1998. For the last five years, Mr. Little has been a private investor and is a shareholder in the Company. He is a retired attorney who specialized in civil litigation. Mr. Little has also been involved in real estate development and construction for his own account. He has an AB degree from Princeton and an LLB degree from Columbia Law School.

         THOMAS FARKAS, age 77, was appointed as a Director of the Company in June, 1998. For the past five years, Mr. Farkas has been president of Dynamic Controls, a company engaged in the avionics business. Mr. Farkas has many years of experience in developing and growing a business involved in military technology and controls systems. Mr. Farkas is a major shareholder in the Company.

         DARRYL R. DOBIN, age 53, joined the Company as President in July, 1998 and was elected as a Director in September, 1998. From April 1996 to July 1998, Mr. Dobin was the President of NEPS, Inc. a wholly-owned subsidiary of the Moore Corp. From 1992 to 1996, Mr. Dobin had been at Xerox Corp as Manager of the Marketing Partnership Group. Prior to Xerox, Mr. Dobin spent twenty two years at IBM and held numerous technical, sales and marketing positions. From 1988 to 1992, Mr. Dobin managed IBM's channel strategy for the US Marketing organization. He holds a BS degree in Administration and Management Science from Carnegie Mellon University.

         JOHN A. LOPIANO, age 60, was elected as a Director in September, 1998. Mr. Lopiano is a private consultant and is retired from Xerox Corp where he served as Senior Vice President and President of the Production Systems Group. Mr. Lopiano had been with Xerox for 8 years. Prior to joining Xerox, he worked at IBM Corporation for 25 years, where his experience included 12 years in the field, 5 years in manufacturing industry marketing, 5 years in product development, and 3 years in the document image market development area. Mr. Lopiano graduated from the United States Military Academy and later earned an MBA degree from New York University.

DIRECTOR NOT STANDING FOR RE-ELECTION

         ANDRE DANIEL-DREYFUS, age 59, was appointed as a Director of the Company in June, 1997. Mr. Dreyfus has chosen not to stand for re-election to the Board. Mr. Dreyfus has no disagreements with the Company or its other Directors.

CURRENT EXECUTIVE OFFICERS OF INSCI

         In addition to Dr. Prince and Mr. Dobin, the following INSCI employees are executive officers of the Company.

         JOHN L. GILLIS, age 46, was Executive Vice President-Field Operations for the Company until his resignation effective March 31, 1999. Mr. Gillis served as President of the Company from July, 1994 through June, 1995. From August, 1992 through November, 1993, Mr. Gillis served as Senior Vice President. Mr. Gillis joined the Company as Vice President Sales in November, 1990. He has spent over twenty years in the information processing industry and is a recognized expert in the design and implementation of integrated output management systems for large enterprises. Mr. Gillis began his career at IBM in 1973 and was involved in sales and sales management at Exxon, CPT, EXCEL and Data General.

         ROGER C. KUHN, age 56, joined the Company and was appointed Vice President Finance and Chief Financial Officer on July 29, 1996. From 1986 through 1994 Mr. Kuhn was Chief Financial Officer of Itran Corp./Acuity Imaging, Inc. From 1994 to 1995 Mr. Kuhn was Chief Financial Officer of Momentum Software Corp. Mr. Kuhn was also Vice President and Controller of Computervision Corporation. Mr. Kuhn holds a Bachelors of Science in Accounting and Masters of Business Administration in Finance from Fairleigh Dickinson University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended March 31, 1999, there were fifteen meetings of the Board of Directors, of which all Directors attended more than 75% of the meetings. In addition, the Compensation and Audit Committees each met four times with full attendance by all members.

         The Audit Committee was established by the Board of Directors in September 1995 and consists of at least two non-employee directors. The primary purpose of the Audit Committee is to provide independent and objective oversight of the Company's accounting function and internal controls and to ensure the objectivity of the Company's financial statements. The Committee also reviews and advises the Board of Directors with respect to the Company's insurance coverage and tax policies. The Committee is responsible for engaging the Company's independent accountants and reviews with them (1) the scope and timing of their audit services and any other services they may be asked to perform, (2) their report on the Company's financial statements following the completion of the audit, and (3) the Company's policies and procedures with respect to internal accounting and financial controls. This Committee meets separately with representatives of the Company's independent accountants and with representatives of senior management. The Audit Committee had four meetings in fiscal year 1999.

THE COMPENSATION COMMITTEE

         The Compensation Committee was established by the Board of Directors in September 1995 and consists of at least two non-employee independent directors. The Committee advises the Board of Directors with respect to the Compensation of the Company's employee directors and executive officers and with respect to employee benefit plans. The Committee also is responsible for administering the Company's equity incentive plans and executive bonus program. The Compensation Committee held four meetings in fiscal year 1999.

         The Company's executive compensation program links management pay with the Company's annual and long-term performance. The program is intended to attract and retain highly qualified senior managers by providing compensation opportunities that are consistent with the Company's performance. The program provides for base salaries that reflect factors such as level of responsibility, individual contribution, internal fairness and external competitiveness; annual cash bonus awards that are payable for the achievement of financial and operational objectives; and long-term incentive opportunities in the form of stock options that strengthen the mutuality of interest between employees and the Company's stockholders. Among the Compensation Committee's objectives is establishing executive compensation levels comparable to that of companies of similar size and business activity. To that end, the Company will participate in and review the results of various industry surveys. In addition, the Committee may, from time to time, utilize the services of independent consultants to assess external marketplace pay practices. The Committee's purpose is to pay competitive compensation based on a total assessment of salary, cash bonuses and stock options. The Committee therefore uses its discretion and business judgment in setting executive compensation levels. The Committee believes that the resulting total cash compensation paid to the Company's executive officers is within the median range of the selected groups of comparative companies reflected in the data represented by the aforementioned industry surveys.

         The Committee also made decisions regarding the payment of cash bonuses to the Company's other executive officers. The purpose of the bonus plan is to reward executive officers based on the overall achievement of corporate goals. Individual bonus awards are based on a written evaluation of the degree of achievement of certain annual performance objectives. The Committee considers, without any specific assignment of weight thereto, factors such as the Company's overall financial performance, the individual's level of compensation relative to the external marketplace, individual performance versus objectives and overall value to the Company.

         Additionally, the Committee makes recommendations to the Board regarding the award of stock options to certain key employees. The purpose of this program is to provide long-term incentives to key employees to increase shareholder value and to align management's economic interests with those of shareholders. Such stock options have been directly awarded, or awarded under the 1992 Stock Options Plan and, under the 1997 Equity Incentive Plan. These options may be awarded in lieu of or in addition to the cash bonus, and generally incorporate vesting requirements to encourage key employees to continue in the employ of the Company and to encourage management's long-term perspective. The Committee considers the amounts and terms of prior grants in deciding whether to award options for the last completed fiscal year. With respect to the Company's stock option plans, the Committee has retained the services of a compensation consulting firm specializing in employee incentive programs to determine the most effective use of certain types of long term incentives such as stock options, restricted stock, stock appreciation rights and other forms of deferred compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the compensation for each of the last three (3) fiscal years earned by the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended March 31, 1999 (the "Named Executives"). The Company's compensation policies are discussed in "The Compensation Committee" section contained herein.

                        SUMMARY ANNUAL COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                        --------------------------------------------------
                                                                                                               LONG TERM
                                                                                                              COMPENSATION
                          PRINCIPAL                                                               OTHER         OPTIONS
NAME                      POSITION                      YEAR      SALARY          BONUS       COMPENSATION      GRANTED **
-----                     --------                      ----      ------          -----       ------------    ------------

DR. E. TED PRINCE         Chief Executive               1999      $200,000               -    $ 9,657 (1)         500,000
                          Officer                       1998      $200,000               -    $32,147 (1)               -
                                                        1997      $200,000               -    $31,596 (1)          75,000

DARRYL R. DOBIN           President                     1999      $114,423          65,000                        250,000

*JOHN L. GILLIS           Executive Vice                1999       195,980         115,416     56,834 (2)          41,000
                          President                     1998       175,000          85,025      9,000 (2)               -
                                                        1997       165,000         110,330     90,707 (2)               -

ROGER KUHN                Vice President Finance        1999       135,000          45,000      6,000 (3)          50,000
                                  and                   1998       135,000          11,666      6,000 (3)               -
                          Chief Financial Officer       1997        82,212          36,250      3,923 (3)         100,000



  * Indicates resignation
 ** The Company does not have a restricted stock award program

(1) In fiscal 1999, Dr. Prince was paid $9,657 for an automobile allowance. In fiscal year 1998, Dr. Prince was paid a
    $6,000 living allowance, $10,359 for an automobile lease, $2,315 for garage rental and $13,473 for apartment rental.
    In fiscal year 1997, Dr. Prince was paid a $6,000 living allowance, $8,247 for an automobile lease, $2,204 for garage rental and $15,145 for apartment rental.

(2) In fiscal year 1999, Mr. Gillis received an automobile allowance of $9,000 and his loan balance in the amount of
    $47,834 was canceled by the Company upon Mr. Gillis's resignation from the Company and in accordance with a separation agreement between Mr. Gillis and the Company. In fiscal year 1998, Mr. Gillis received an automobile allowance of $9,000. In fiscal year 1997, Mr. Gillis received an automobile allowance of $6,741 and $83,966 stemming from the surrender of 19,134 stock options as payment against a $150,000 loan made to Mr. Gillis in April 1994.
    Additional information relative to Mr. Gillis' loan is discussed herein under "Certain Relationships and Related
    Transactions".

(3) In fiscal years 1999, 1998 and 1997, Mr. Kuhn received an automobile allowance of $6,000, $6,000 and $3,923 respectively.

APPOINTMENT OF OFFICERS AND DIRECTORS

         No new officers or directors have been appointed.

OPTION GRANTS DURING FISCAL YEAR 1999

        The following table provides information concerning options granted to officers and directors during the Fiscal Year ended March 31, 1999 and reflects the potential value of such options assuming 5% and 10% annual stock appreciation.

                                         PERCENT OF
                                        TOTAL SHARES                               POTENTIAL REALIZABLE VALUE AT
                                         UNDERLYING                                    ASSUMED ANNUAL RATES
                                           OPTIONS                                  OF STOCK PRICE APPRECIATION
                                         GRANTED TO                                       FOR OPTION TERM
                                        EMPLOYEES IN    EXERCISE       EXPIRATION   ---------------------------
NAME                       NUMBER        FISCAL YEAR      PRICE           DATE           5%              10%
----                       ------        -----------    --------       ----------      ------         --------
Darryl R. Dobin            250,000         10.7%          $0.92           Jul 27, 08   $44,600        $366,600
Thomas Farkas              100,000          4.3%          $1.03           Jun 18, 03   $28,500        $ 62,900
Thomas Farkas               20,000          0.9%          $0.93           Jul 16, 03   $ 5,100        $ 11,400
John Gillis                 41,000          1.8%          $0.93           Dec 31, 99   $     0        $      0
Roger C. Kuhn              100,000          4.3%          $1.22           Aug 26, 08   $76,700        $194,400
Robert F. Little            20,000          0.9%          $0.93           Jul 16, 03   $ 5,100        $ 11,400
Robert F. Little           100,000          4.3%          $1.03           Jun 18, 03   $28,500        $ 62,900
Robert F. Little            20,000          0.9%          $0.93           Jul 16, 03   $ 5,100        $ 11,400
John A. Lopiano            100,000          4.3%          $1.09           Sep 10, 03   $30,100        $ 66,500
John A. Lopiano             20,000          0.9%          $0.89            Oct 8, 03   $ 4,900        $ 10,900
Francis X. Murphy          100,000          4.3%          $1.09           Sep 10, 03   $30,100        $ 66,500
Dr. E. Ted Prince          300,000         12.9%          $1.75           Jan 15, 09   $30,200        $836,700
Dr. E. Ted Prince          200,000          8.6%          $0.95           Jul 17, 08   $19,500        $302,800

OPTION EXERCISES AND HOLDINGS

      The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to each of the Named Directors and Executives:

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

                                                             NUMBER OF SHARES             VALUE OF UNEXERCISED
                             SHARES                         UNDERLYING OPTIONS            IN-THE-MONEY OPTIONS
                            ACQUIRED       VALUE            AT MARCH 31, 1999            AT MARCH 31, 1999 (1)
                          ON EXERCISE    REALIZED    -------------------------------------------------------------
NAME                           #            $        EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                      -----------    ---------   -----------     -------------     -----------   -------------
Andre Daniel-Dreyfus           -             -           40,000           80,000           2,000          4,000
Darryl R. Dobin                -             -             -             250,000            -           345,000
Thomas Farkas                  -             -             -             120,000            -           154,000
John Gillis                    -             -          339,336             -            247,105           -
Roger C. Kuhn                  -             -             -             150,000            -           176,500
Robert F. Little               -             -             -             120,000            -           154,400
John A. Lopiano                -             -             -             120,000            -           149,200
Francis X. Murphy              -             -          339,466          280,534         155,583        123,339
Dr. E. Ted Prince              -             -        1,425,000          350,000         953,000        165,000

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock as reported by NASDAQ on March 31, 1999 and the exercise price of the options.

REMUNERATION ON NON-MANAGEMENT DIRECTORS

         Each member of the Board of Directors who is not an officer or employee of the Company is entitled to participate in the Directors Option Plan described below, and to receive reimbursement for travel and other expenses directly related to his activities as a director. The Company does not pay inside or outside Directors on a per meeting basis for attendance at Board of Director meetings or related Committee meetings. However, each outside Director may be compensated pursuant to a written agreement with the Company to provide specific types of professional services such as financial, accounting or tax advice covering compensation plans, acquisitions and debt/equity placements.

The following table summarizes the cash compensation paid to non-management directors for the last completed fiscal year. Information related to option grants for these directors is provided under the heading "Options Grants during Fiscal Year 1999" contained herein.

                                 CASH COMPENSATION
                         -----------------------------------
                          ANNUAL                 CONSULTING/
                         RETAINER     MEETING      OTHER
       NAME                FEES        FEES        FEES
-----------------        --------      ----      -----------
Andre Daniel-Dreyfus       --           --           --
Thomas Farkas              --           --           --
Robert F. Little           --           --           --
John A. Lopiano            --           --           --
Francis X. Murphy        $72,000        --         $39,000

COMPENSATION PLANS:

EMPLOYMENT AGREEMENTS

         During 1998 the Company's Compensation Committee recommended to the Board of Directors that the employment agreement of Dr. E. Ted Prince ("Dr. Prince") the Company's Chairman of the Board of Directors and Chief Executive Officer should be amended to provide for an extension and increase in compensation. The Board of Directors subsequently approved the proposed amendment. Effective April 1, 1999, Dr. Prince's employment agreement provided for an extension of the term of Dr. Prince's employment through September 30, 2001, and further provided for salary compensation at an annual rate of $250,000 per annum with an incentive bonus of up to 40% of base compensation based upon performance targets established by the Board of Directors. Additionally, the amendment provided for the immediate vesting of 200,000 stock options to purchase 200,000 shares of Common Stock at $.95 per share. Further, an additional 300,000 stock options were granted to Dr. Prince to purchase 300,000 shares at $1.75 per share vesting over a 2-year period. The stock options granted to Dr. Prince are for a term of ten (10) years and expire April 1, 2009. Additionally, the amendment also provided that the exercise period of stock options previously granted to Dr. Prince of 950,000 options at $1.66 per share and 250,000 options at $2.00 per share would be extended until June 16, 2005.

         The Company has employment agreements with its other executive officers which also include annual incentive bonuses based upon attainment of defined profitability criteria and other performance related objectives. If an executive officer's employment is terminated for any reason other than voluntary resignation or for cause (as defined in the agreements) then a severance benefit will be paid. The severance benefit varies from officer to officer, but is not greater in any instance than six month's salary and benefits. Exclusive of Dr. Prince, key members of management have been granted stock options as part of their compensation package.

DIRECTORS AND OTHER STOCK OPTIONS

         The Board of Directors adopted the Directors Option Plan (the "Directors Plan") in 1992 to make service on the Board more attractive to present and prospective directors. The Directors Plan was amended in September 1995 to increase the number of shares authorized to 1,000,000. On July 29, 1996 the Directors Plan was amended so that each new director receives 100,000 stock options upon being appointed to the Board of Directors. In addition, the current change of control provision was modified to reflect immediate vesting.

         The Directors Plan is administered by a committee made up of at least two members of the Board of Directors. The exercise price per share of any option granted under the Directors Plan shall not be less than the fair market value of such shares on the date of grant. Eligible directors include all members of the Board of Directors who are not also employees of the Company or any parent or subsidiary of the Company. Options expire five years from the date of grant, subject to earlier termination in accordance with the terms of the Directors Plan. All rights to exercise options terminate two years following the date the optionee ceases to serve as a director of the Company with certain exceptions. At March 31, 1999 there were 627,667 Directors options outstanding and 373,333 options available for future grant.

         During fiscal 1996, the Company, with shareholder approval, granted aggregate stock options of 3,000,000 shares to new and continuing Directors and officers of the Company. The stock options are for a term up to five years and have vesting schedules based on different criteria including time qualifications and performance standards. The Company has included the underlying shares in its Form S-1 Registration Statement that has been declared effective by the Securities and Exchange Commission on October 6, 1997.

THE 1997 EQUITY INCENTIVE PLAN

         The 1997 Equity Incentive Plan is the successor plan to the Company's 1992 Stock Option Plan (the Plan) which was terminated by shareholder ratification at the Company's annual meeting in September 1996. Under the 1992 Plan, 4,000,000 shares of common stock $.01 par value were authorized and reserved for issuance in the form of incentive stock option and non-qualified stock options. Of these, 213,133 stock options had been granted and outstanding as of March 31, 1999. These stock options are currently outstanding to employees of the Company and other key persons and, as such, will remain in effect according to their terms and conditions (including vesting requirements) as provided for in the 1992 Plan and individual stock option agreements. The remaining 3,786,867 authorized and reserved shares of common stock are no longer subject to issuance under the 1992 Plan.

         The Company, with shareholder approval, has reserved 3,000,000 shares for future use under the 1997 Equity Incentive Plan (the 1997 Plan). These new shares, in effect, replace the shares remaining and not granted under the terminated 1992 Plan. As of March 31, 1999, there were 2,415,164 options granted under the 1997 Plan. The Company is seeking shareholder approval for an additional 1,000,000 shares in the 1997 Equity Incentive Plan which would increase stock options reserved under the Plan from 3,000,000 shares to 4,000,000 shares. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the Committee) consisting of two or more non-employee directors of the Company who are not eligible to receive grants or awards under the 1997 Plan. The plan provides for the granting of equity incentive awards to employees in the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock appreciation awards, restricted stock awards, deferred stock awards, and other performance-related or non-restricted stock awards. The 1997 Plan permits the Company to provide its employees with incentive compensation opportunities which are highly motivational and which afford the most favorable tax and accounting treatments to the Company. The Committee believes that the flexibility of the incentive award vehicles provided for by the 1997 Plan will enhance the effectiveness and cost efficiency of the Company's management incentive program in the best interest of shareholders.

         The Committee, subject to the provisions of the 1997 Plan will designate participants, determine the terms and provisions of each award, interpret the provisions of the plan and supervise the administration of the plan. The Committee may, in its sole discretion, delegate certain administrative responsibilities related to the 1997 Plan to Company employees or outside consultants, as appropriate. The exercise price of any stock option granted under the 1997 Plan shall not be less than the fair market value of the common stock of the Company on the date of grant. The Committee shall determine any service requirements and/or performance requirements pertaining to any stock awards under the 1997 Plan.

         An S-8 Registration for 3,000,000 shares of underlying common stock currently authorized under the Plan was filed with the Securities and Exchange Commission on April 27, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In April, 1994, the Company loaned John L. Gillis, the Company's former Executive Vice President and Chief Operating Officer, and his wife, the amount of $150,000 to purchase a residence in Westborough, Massachusetts. During fiscal 1996 the Company established an allowance for loan loss as the underlying collateral had minimal value. However, Mr. Gillis had been repaying this loan through a surrender of a combination of stock options, salary and bonuses. During fiscal 1999 and 1998, the loan was repaid by $29,190 and $16,119 respectively. Interest on the loan was $5,384 and $7,434 during fiscal 1999 and 1998 respectively. The outstanding loan balance after fiscal 1999 payments was $47,834, which was offset by an allowance for loan losses of the same amount. The loan balance was cancelled by the Company on March 31, 1999, upon Mr. Gillis's resignation from the Company and in accordance with a separation agreement between Mr. Gillis and the Company.

         The Company engaged Emerging Technology Ventures, Inc. ("ETVI") to manage its acquisition and strategic alliance activities. Mr. Francis X. Murphy ("Mr. Murphy"), who is President of ETVI, is also a director of the Company. ETVI is paid a monthly retainer of $6,000. In addition, during fiscal years 1999 and 1998, ETVI was paid an additional $39,000 and $26,000 respectively in connection with consulting services performed for the Company on behalf of the Company's Executive Committee. In October, 1995, ETVI was granted an incentive stock option to acquire 400,000 shares of the Company's Common Stock at an exercise price of $2.31 per share. These options are only exercisable to the extent that transactions are completed in accordance with the terms of the agreement. For completed transactions ETVI will receive a commission, which is offset against cumulative retainer fees paid and a portion of the stock options granted will vest concurrent with the date of the completed transaction. The arrangement with ETVI also provides that a portion of the stock options granted will vest upon arranging strategic sales alliances for the Company and that ETVI will receive 2% of the revenues generated from these alliances. During fiscal 1999, as the result of establishing strategic alliances, 125,000 options were vested. The fair value of the 125,000 options vested were estimated to be approximately $50,000. During fiscal 1998, ETVI had 50,000 options vest as the result of strategic alliances established. The fair value of the 50,000 options vested were estimated to be approximately $20,000. Amounts earned related to the 2% of revenues from strategic alliances in during fiscal 1999 and 1998 were $9,633 and $2,967, respectively. At March 31, 1999, remaining unvested options outstanding totaled 167,201.

         The Company had engaged Gartner and Associates as financial consultants to advise the Company. Mr. Leonard Gartner ("Mr. Gartner"), principal of Gartner and Associates, is a former director of the Company. During fiscal 1999, Gartner and Associates was paid $18,000. During fiscal 1998, Gartner and Associates was paid a monthly retainer of $6,000 per month and, in addition, approximately $22,000 in fees related to additional assignments for the preparation of the Company's annual report and Form S-1 Registration Statement.

         The Company collectively has entered into an agreement with Technology Providers (Ltd. of Sri Lanka and Incorporated of USA) ("TPL") under which TPL will provide computer programming services for certain software products under development and for selected customer application projects. Services rendered by TPL totaled $1,369,000 in fiscal 1999 and $1,078,000 in fiscal 1998. TPL is owned by family members of Mr. Krishan A. Canekeratne, a former Senior Vice President of Development for the Company who resigned in fiscal 1999. Mr. Canekeratne had no direct ownership interest in TPL during his employment with the Company. In the opinion of management, the fees paid under this agreement are at fair market value rates. The Company has issued approximately $1,114,000 in purchase orders for services to be performed by TPL in fiscal 2000. At March 31, 1999, amounts due to TPL approximated $460,000.

         During fiscal 1998, Richard Gerstner ("Mr. Gerstner") a former director of the Company was paid fees in the amount of $11,500 for consulting work performed for the Company.

         During fiscal 1999 and fiscal 1998, Mitchell Capital, Inc., whose principal shareholder is Mitchell Klein, a former director of the Company, was paid consulting fees in the amount of $15,000 and $22,000, respectively, for work performed for the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         The Company to the best of its knowledge has not received a copy of any Form 5 with respect to the fiscal year ended March 31, 1999 or any representations from any officer, director or 10% shareholder of the Company, other than Dr. Prince, and Messrs. Dobin, Dreyfus, Farkas, Little, Lopiano, Murphy and Kuhn. Accordingly any other person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock may have been required to file, on a timely basis, reports required by Section 16(a) during the most recent fiscal year or prior years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, to the best knowledge of the Company, as of March 31, 1999, certain information with respect to (1) beneficial owners of more than five percent (5%) of the outstanding Common Stock of the Company,
(2) beneficial ownership of shares of the Company's Common Stock by each director and named executive; and (3) beneficial ownership of shares of Common Stock of the Company by all directors and officers as a group.

                                                          SHARES OF                            TOTAL             % OF COMMON
                                                           COMMON             OPTIONS/       BENEFICIAL             STOCK
NAME OF BENEFICIAL OWNER                                    STOCK              OTHER          OWNERSHIP          OUTSTANDING
----------------------------------------------------------------------------------------------------------------------------
CEDE, Depository Trust Co.                                 4,188,054             --          4,188,054               54%
  PO Box 20
  New York, NY 10274

Information Management Technologies Corp.                    486,032             --            486,032                6%
  130 Cedar Street
  New York, NY 10006

Andre Daniel-Dreyfus, Director                                 1,000           40,000           41,000                1%
  c/o Fector, Detweiler & Co., Inc.
  225 Franklin Street
  Boston, MA 02110

Darryl R. Dobin, President                                     9,000             --              9,000                0%
  2 Westborough Business Park
  Westborough, MA 01581

Thomas P. Farkas, Director                                 1,631,987             --          1,631,987               17%
  c/o Dynamic Controls
  8 Nutmeg Road South
  South Windsor, CT 06074

Roger Kuhn, CFO                                                 --               --               --                  0%
  2 Westborough Business Park
  Westborough, MA 01581

Robert L. Little, Director                                   137,315             --            137,315                2%
  c/o INSCI Corp
  2 Westborough Business Park
  Westborough, MA 01581

John A. Lopiano, Director                                      3,000             --              3,000                0%
  c/o INSCI Corp
  2 Westborough Business Park
  Westborough, MA 01581

Francis X. Murphy, Director                                     --            399,466          399,466                5%
  c/o INSCI Corp
  2 Westborough Business Park
  Westborough, MA 01581

Dr. E. Ted Prince, CEO                                        37,787        1,400,000        1,437,787               16%
  2 Westborough Business Park
  Westborough, MA 01581

All Directors and Executive Officers as a Group            1,820,089        1,839,466        3,659,555               32%

(1) Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the persons/entities indicated.

(2) Based upon the aggregate of all shares of Common Stock issued and outstanding as of March 31, 1999 in addition to shares issuable upon exercise of options or warrants currently exercisable or becoming exercisable within 60 days followings the date of this report and which are held by the individuals named on the table.

PROPOSAL 1: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE SIX (6) NOMINATED DIRECTORS

PROPOSAL 2:  AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE
THE CORPORATE NAME TO insci-statements.com, corp

         On August 20, 1999, the Board of Directors approved the resolution to change the name of INSCI Corp to insci-statements.com, corp, subject to approval of the shareholders of the Company. The Board of Directors believe the name change will more closely reflect the expanded focus of the Company and the extension of the Company's business into the Electronic Commerce Market. Specifically, the Company intends to setup a web portal to provide web-based storage and management for commercial documents.

         The Company based the proposed change of corporate name on potential growth opportunities available to a web-based model of doing business. Many supply chain systems are rapidly becoming web-based. In the transition, companies are moving to digital documents and away from paper and microfiche based storage. A key part of these digital documents are commercial transaction documents chief amongst which are statements and invoices.

         The Company believes that the name "insci-statements.com, corp" will more accurately describe the diverse expertise, products and services that the Company will offer.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE CORPORATE NAME TO insci-statements.com, corp

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors have selected Pannell Kerr Forster PC as the Company's independent auditors for the fiscal year ended March 31,1999. Representatives of Pannell Kerr Forster PC are expected to be present at the Annual Meeting.

         The affirmative vote of a majority of the outstanding voting shares of the Company's Common Stock is required for the ratification of this selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

PROPOSAL 4: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" AN INCREASE IN THE AUTHORIZED NUMBER OF OPTIONS UNDER THE COMPANY'S 1997 EQUITY INCENTIVE PLAN FROM 3,000,000 TO 4,000,000 SHARES.

         The Board of Directors has resolved to increase the authorized number of stock options under the Company's 1997 Equity Incentive Plan from 3,000,000 to 4,000,000 option shares. The increase in the authorized shares available under the 1997 Equity Incentive Plan is necessary for the continued granting of equity incentive awards to employees in the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock appreciation awards, restrictive stock awards, deferred stock awards, and other performance-related or non-restricted stock awards. The Board of Directors believe that the increase in authorized shares is necessary so that the Company can continue to provide its employees with incentive compensation opportunities which are highly motivational and which afford the most favorable tax and accounting treatments to the Company. The Board further believes that the flexibility of the incentive awards provided for by the 1997 Equity Incentive Plan will enhance the effectiveness and cost efficiency of the Company's management incentive program and is in the best interest of shareholders.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS

         Rules of the Securities and Exchange Commission require that any proposal by a stockholder must be received by the Company for consideration at the 1999 Annual Meeting of Stockholders no later than March 1, 1999 if any such proposal is to be eligible for inclusion in the Company's Proxy materials for its 1999 Annual Meeting. Under such rules the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

OTHER MATTERS

         Management of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy.

COMMON STOCK PERFORMANCE

         As part of the executive compensation information presented in the Proxy Statement, the Securities and Exchange Commission requires a five year comparison of stock performance of the Company with the stock performance of appropriate smaller companies. The Company has selected the NASDAQ Composite Index (US) for the published industry index for stock performance comparison. The chart reflects the NASDAQ index for a five year period. INSCI's initial public offering was in April, 1994 and consisted of a unit of common stock and warrant (INSCI Units). In December, 1995, the Company's securities were listed separately, that is, INSCI Common Stock, and INSCI warrant.

PERCENT INCREASE (DECREASE)
FROM MARCH 31, 1995:      Mar 95   Dec 95    Mar 96   Mar 97    Mar 98    Mar 99
INSCI Units/Common          0%      50%       131%     100%       -50%       28%
INSCI Warrants              --       0%        21%     -17%      -100%     -100%
Nasdaq Composite Index      0%      14%        35%       49%      125%      201%

VOTING PROCEDURE

         Under Delaware law, each holder of record is entitled to vote the number of shares owned by the shareholder for any agenda item. There are no cumulative voting rights for the shareholders of the Company.

         The Company is not aware of any other agenda item to be added to the agenda, as it has not been informed by any stockholder of any request to do so.

         There are no matters on the agenda which involve rights of appraisal of a stockholder. The Company incorporates by reference all items and matters contained in its Form 10-KSB for the Fiscal Year ended March 31, 1999 as filed with the Securities and Exchange Commission in addition to Form 10-QSB and Form 8-K Reports as filed with the Commission.

Dated September 22, 1999            BY ORDER OF THE BOARD OF DIRECTORS
Westborough, MA
                                    /s/ DR. E. TED PRINCE
                                    -----------------------------------
                                    Dr. E. Ted Prince
                                    Chairman and Chief Executive Officer

---------
P R O X Y
---------                          INSCI Corp
                          Two Westborough Business Park
                              Westborough, MA 01581

           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Dr. E. Ted Prince, Francis X. Murphy, Robert F. Little, Thomas Farkas, Darryl R. Dobin and John A. Lopiano as proxies each with the power to appoint his or her substitute and hereby authorizes them to represent and to vote as designated below all shares of common stock of INSCI Corp held on record by the undersigned on September 22, 1999 at the Annual Meeting of Stockholders to be held on November 9, 1999 at 11:00 a.m. at the executive offices of the Company located at Two Westborough Business Park, Westborough, MA 01581, or any adjournment thereof.


1.  ELECTION OF DIRECTORS

[ ] For all nominees listed below              [ ] WITHHOLD AUTHORITY to vote
    (Except as marked to the contrary below        for all nominees listed below

     Dr. E. Ted Prince, Francis X. Murphy, Thomas Farkas, Robert F. Little,
                       Darryl R. Dobin and John A. Lopiano

 (Instruction: To withhold authority to vote for any individual nominee's name in the space provided below.)

2. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO insci-statements.com, corp

                FOR                  AGAINST                  ABSTAIN
                [ ]                    [ ]                      [ ]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PANNELL KERR FORSTER PC as the independent public accountants of the Corporation.
                FOR                  AGAINST                  ABSTAIN
                [ ]                    [ ]                      [ ]

4. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" AN INCREASE IN THE AUTHORIZED NUMBER OF OPTIONS UNDER THE COMPANY'S 1997 EQUITY INCENTIVE PLAN FROM 3,000,000 TO 4,000,000 SHARES

                FOR                  AGAINST                  ABSTAIN
                [ ]                    [ ]                      [ ]

         In their discretion the proxies are authorized to vote upon such other further business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is provided, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                            Dated:________________________, 1999



                                            -----------------------------------
                                            Signature

                                            -----------------------------------
                                            Signature if held jointly

                                            Please mark, sign, date and return
                                            the proxy card promptly using the
                                            enclosed envelope.